Exhibit 1.1

KLX ENERGY SERVICES HOLDINGS, INC.

AMENDMENT NO. 2 TO EQUITY DISTRIBUTION AGREEMENT

March 14, 2025

PIPER SANDLER & CO.

U.S. Bancorp Center

800 Nicollet Mall

Minneapolis, Minnesota 55402

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement (the “Original Agreement”), dated as of June 14, 2021, by and between KLX Energy Services Holdings, Inc., a Delaware corporation (the “Company”), and you, as sales agent, as amended by Amendment No. 1 to Equity Distribution Agreement, dated as of November 16, 2022 (“Amendment No. 1” and together with the Original Agreement, the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

The Company filed a successor Registration Statement with the Commission on April 7, 2023, which the Commission declared effective as of April 19, 2023. On the date hereof, the Company will file a prospectus supplement to the base prospectus included as part of the successor Registration Statement specifically relating to the Shares.

In connection with the foregoing, the parties hereto wish to amend the Agreement through this Amendment No. 2 to Equity Distribution Agreement (this “Amendment”) to make certain changes to the Agreement with effect on and after the date hereof (the “Effective Date”).

SECTION 1. Amendments to the Agreement. The parties hereto agree, from and after the Effective Date, that:

(a) Section 1(a)(i) of the Agreement is hereby amended to add the following sentence to the end of such Section:

“To the extent that the Company elects to file a prospectus supplement to the base prospectus included as part of a successor Registration Statement with respect to the Shares, all references to “Prospectus Supplement” included in this Agreement shall be deemed to include such new prospectus supplement, including all documents incorporated by reference therein.”

(b) Section 1(a)(x) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(x) Capitalization. The Company has an authorized capitalization as set forth in each of the Registration Statement and the Prospectus, and all of the issued shares of the Company have been duly authorized and validly issued, are fully paid and non-assessable, conform in all material respects to the description thereof contained in the Registration Statement and the Prospectus and were not issued in violation of any preemptive right, resale right, right of first refusal or similar right. All of the Company’s options, warrants and other rights to purchase or exchange any securities for shares of the Company’s capital stock have been duly authorized and validly issued, and conform in all material respects to the description thereof contained in the Registration Statement and the Prospectus. All of the issued shares of capital stock or other ownership interest of each subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except for such liens, encumbrances, equities or claims (a) arising in connection with the Credit Agreement dated as of March 7, 2025, by and among the Company, Eclipse Business Capital LLC, as administrative agent, as collateral agent and as FILO administrative agent and the lenders party thereto, or any successor asset-based lending credit facility that may be described in the Prospectus (the “Credit Agreement”) and related security documents or the Company’s Indenture, dated March 12, 2025, among the Company, as the issuer, the guarantor parties thereto and U.S. Bank Trust Company, National Association as trustee and collateral agent, as may be amended or supplemented, or any successor indenture thereto that may be described in the Prospectus (the “Indenture”) and related security documents or (b) as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.”

(c) Section 1(a)(v) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(v) [RESERVED].”

(d) Section 2(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Maximum Amount. Under no circumstances shall the aggregate number or aggregate value of the Shares sold pursuant to this Agreement exceed: (i) the aggregate number and aggregate dollar amount of shares of Common Stock available for issuance and sale under the currently effective Registration Statement and any successor Registration Statements that have been declared effective, (ii) the aggregate number of authorized but unissued shares of Common Stock that are available for issuance under the Company’s Amended and Restated Certificate of Incorporation or (iii) the aggregate number or aggregate dollar amount of shares of Common Stock for which the Company has filed any Prospectus Supplement in connection with the Shares (the lesser of (i), (ii) and (iii), the “Maximum Amount”).”

(e) Section 3(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(i) Restrictions on Future Sales. During the term of this Agreement, except on any day on which the Company has elected not to deliver a Placement Notice, the Company will not, offer for sale, sell, contract to sell, pledge, grant any option for the sale of, enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of Common Stock (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate, or otherwise issue or dispose of, directly or indirectly (or publicly disclose the intention to make any such offer, sale, pledge, grant, issuance or other disposition), any Common Stock or any securities convertible into or exchangeable for, or any options or rights to purchase or acquire, Common Stock, or permit the registration under the Securities Act of any Common Stock, such securities, options or rights, except for: (i) the registration of the Shares and the sales through the Agent pursuant to this Agreement, (ii) any transaction as to which the Agent is a participant or acting as the Company’s advisor or agent; (iii) sales of shares through any dividend reinvestment and stock purchase plan of the Company, (iv) the filing of registration statements on Form S-8; (v) sales of shares of restricted stock, performance units, restricted stock units and options granted pursuant to Specified Equity Plans, and the Common Stock issuable upon the exercise of such outstanding options or vesting of such restricted stock units, (vi) the issuance of shares pursuant to the exercise of warrants, (vii) the issuance of shares in connection with an exchange or exchanges of debt-for-equity effected in accordance with Section 3(a)(9) of the Securities Act and the interpretations thereunder, and (viii) issuance, grant or sale of Common Stock or securities convertible into Common Stock as consideration for mergers, acquisitions, other business combinations, joint ventures, strategic alliances and other business transactions occurring after the date of this Agreement which are not used primarily for capital raising purposes, in the case of each of (ii) and (iii), without giving the Agent at least three business days’ prior written notice specifying the nature of the proposed sale and the date of such proposed sale, so as to permit the Agent to suspend activity under this Agreement for such period of time as requested by the Company.”

SECTION 2. No Other Amendments; References to Agreements. Except as set forth in this Amendment, all other terms and provisions of the Agreement shall continue in full force and effect. All references to the Agreement in the Agreement or in any other document executed or delivered in connection therewith shall, from the date hereof, be deemed a reference to the Agreement as amended by this Amendment. Notwithstanding anything to the contrary contained herein, this Amendment shall not have any effect on offerings or sales of the Securities prior to the Effective Date or on the terms of the Agreement and the rights and obligations of the parties thereunder, insofar as they relate to such offerings or sales, including, without limitation, the representations, warranties and agreements (including the indemnification and contribution provisions) contained in the Agreement.

SECTION 3. Applicable Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

SECTION 4. Construction. The section and exhibit headings herein are for convenience only and shall not affect the construction hereof. References herein to any law, statute, ordinance, code, regulation, rule or other requirement of any governmental authority shall be deemed to refer to such law, statute, ordinance, code, regulation, rule or other requirement of any governmental authority as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

SECTION 5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile or electronic mail (including, without limitation, “pdf”, “tif” or “jpg”) and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and any certificate, agreement or other document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. For the purpose of this Section 5, “Electronic Signature” means any electronic symbol or process (including, without limitation, DocuSign and AdobeSign) attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

(Signature Pages Follow)

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement by and among the parties hereto in accordance with its terms.

Very truly yours,

KLX ENERGY SERVICES HOLDINGS, INC.

By:	/s/ Max L. Bouthillette
	Name:	Max L. Bouthillette
	Title:	Executive Vice President, General
Counsel and Chief Compliance Officer

Signature Page to Amendment No. 2 to Equity Distribution Agreement

CONFIRMED AND ACCEPTED, as of the date first above written:

PIPER SANDLER & CO.

By:	/s/ Terry Padden
Name: Terry Padden
Title: Managing Director

Signature Page to Amendment No. 2 to Equity Distribution Agreement